UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Longenecker, Chester D.
   250 East Carpenter Freeway
   Irving, TX  75062-2729
2. Issuer Name and Ticker or Trading Symbol
   Associates First Capital Corporation
   AFS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End of Month     |ect(I)|                           |
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
Class A Common Stock       |7/15/9|P (1| |12.1336           |A  |$41.21     |
                |D     |                           |
                           |9     |)   | |                  |   |           |
                |      |                           |
------------------------------------------------------------------------------
-----------------------------------------------------|
Class A Common Stock       |7/30/9|P (1| |13.0509           |A  |$38.31
|34,235.86          |D     |                           |
                           |9     |)   | |                  |   |           |
                |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date
Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
             |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
             |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
             |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
             |       |Month       |(I)|            |
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
                      |        |     |    | |           |   |     |     |
     |       |       |            |   |            |
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
Explanation of Responses:
1. These shares were purchased through payroll deduction pursuant to the company's employee stock purchase plan.
SIGNATURE OF REPORTING PERSON
/s/ Michael J. Forde on behalf of C. D. Longenecker
DATE
August 9, 1999